Exhibit 99.1

NeoStem Announces Third Quarter 2014 Financial Results and Outlines Near Term Milestones
NEW YORK, Oct. 30, 2014 (GLOBE NEWSWIRE) -- NeoStem, Inc. (Nasdaq:NBS), a biopharmaceutical company developing novel cell based therapeutics designed to prevent, treat or cure disease, today announced financial results for the third quarter of 2014 and also described important expected milestones related to its clinical programs. Near term anticipated events include data release from the Phase 2 PreSERVE AMI clinical trial evaluating NBS10 in the treatment of damaged heart muscle following a heart attack and the commencement of patient enrollment in the Phase 3 Intus clinical trial, evaluating NBS20 in the treatment of malignant melanoma.
"We look forward to reaching these important clinical milestones in our ischemic repair and targeted cancer immunotherapy programs and are pleased that this achievement is being enabled by our unique ability to leverage the expertise of our subsidiary, PCT, recognized as a world leader in providing high quality manufacturing capabilities, support and innovative engineering solutions to developers of cell based therapies," said Dr. Robin Smith, Chairman and CEO of NeoStem.
Clinical Data Release: PreSERVE AMI Phase 2 Clinical Trial
NBS10, also known as AMR-001, the Company's lead candidate in its ischemic repair program, is being developed to treat damaged heart muscle following an acute myocardial infarction (heart attack or AMI). NeoStem anticipates release of data from the PreSERVE AMI Phase 2 clinical trial on November 17, 2014 at the American Heart Association's Scientific Sessions, or sooner if results are available. This 160 patient randomized, double-blind, placebo-controlled clinical trial is evaluating NBS10 in patients with post ST segment elevation myocardial infarction (STEMI). Ischemia occurs when the supply of oxygenated blood in the body is restricted. NeoStem seeks to improve oxygen delivery to tissues through the development and formation of new blood vessels. NBS10 is designed to address a significant medical need for which there is currently no effective treatment, potentially improving longevity and quality of life for those suffering a STEMI, and positioning NeoStem to capture a meaningful share of this worldwide market.
Trial Initiation: Intus Phase 3 Clinical Trial
NeoStem's most advanced product candidate, NBS20, based on DC/TC (dendritic cell/tumor cell) technology, is designed to target malignant melanoma initiating cells and is being evaluated in the treatment of Stage IV or recurrent Stage III metastatic melanoma.  The primary endpoint will be based on overall survival. The immunotherapy has been granted fast track and orphan designation by the Food and Drug Administration ("FDA") and has a Phase 3 protocol that is the subject of a Special Protocol Assessment ("SPA"), indicating that the FDA is in agreement with the design, clinical endpoints, and planned clinical analyses of the Phase 3 clinical trial and, if successful, it would serve as the basis for a Biologics License Application ("BLA") that would be filed with the FDA requesting marketing approval of this therapeutic candidate. This protocol calls for enrolling 250 evaluable patients and, in the fourth quarter of 2014, NeoStem began activating clinical sites. NeoStem expects to begin patient enrollment in the first quarter of 2015. For more information, visit www.theintusstudy.com. NeoStem is also evaluating other clinical indications into which the Company may advance this program, including liver, ovarian and lung cancers.
The development of NeoStem's novel proprietary cell therapy products leverages the Company's revenue-generating contract development and manufacturing service business while it also provides service to other companies in the cell therapy industry. The revenue-generating service business provides the Company with unique capabilities for cost effective in-house product development and immediate revenue and future cash flow to help underwrite its internal development programs. This group also has underway a significant initiative to develop engineering solutions to automate processes for large scale commercial manufacturing with an emphasis on producing high quality products at lower costs.
Financial Results for the Third Quarter of 2014 (all comparisons are with the Third Quarter of 2013):
Total revenue for the three months ended September 30, 2014 was $4.1 million, up 11% percent from $3.7 million for the prior year period. Clinical Services and reimbursable revenue, representing approximately $3.1 million of total revenues, increased 6% compared with the prior year period. Processing and storage services revenue, representing approximately $1.0 million of total revenues, increased 30% compared with the prior year period.
Research and development expenses were $8.5 million compared with $4.5 million for the quarter ended September 30, 2013. The increase was primarily comprised of investment in the Company's Targeted Cancer Immunotherapy Program based on DC/TC technology and Immune Modulation Program based on T Regulatory Cell technology.
Selling, general and administrative expenses were $7.9 million, up from $5.6 million a year ago. The increase was related to increased corporate development activities, expenses associated with the additional California Stem Cell (CSC) operating activities since its acquisition in May 2014, and increased corporate infrastructure needed to support the Company's expanded clinical activities. In addition, the increase was related to higher equity-based compensation paid in exchange for services, and in particular, equity awards issued as a bonus for the successful completion of the CSC acquisition.

Net loss for the three months ended September 30, 2014 was $17.2 million compared with a $9.3 million loss for the three months ended September 30, 2013. Net loss for the nine months ended September 30, 2014 was $43.8 million (or $32.1 million when excluding non-cash charges - see appendix for reconciliation), compared with $26.8 million for the nine months ended September 30, 2013 (or $19.9 million when excluding non-cash charges - see appendix for reconciliation).
At September 30, 2014 NeoStem's cash and cash equivalents, and marketable securities totaled $32.8 million, which includes $15.0 million of gross loan proceeds from Oxford Finance LLC in September 2014, and the concurrent $3.1 million repayment of NeoStem's existing mortgage payable.
Appendix
Use of Non-GAAP Financial Measures
The Company uses Net Loss Excluding Non-Cash Charges as a non-GAAP financial measure in evaluating its performance. This measure represents net loss, less equity-based compensation, depreciation and amortization, and other non-cash adjustments included in net loss. The Company believes that providing this measure to investors provides important supplemental information of its performance and permits investors and management to evaluate the core operating performance and cash utilization of the Company by excluding the use of these non-cash adjustments. Additionally, the Company believes this information is frequently used by securities analysts, investors and other interested parties in the evaluation of performance. Management uses, and believes that investors benefit from, this non-GAAP financial measure in assessing the Company's operating results, as well as in planning, forecasting and analyzing future periods.
Net Loss Excluding Non-Cash Charges has limitations as an analytical tool, and investors should not consider this measure in isolation, or as a substitute for analysis of the Company's results as reported under generally accepted accounting principles in the United States ("U.S. GAAP"). For example, this measure does not reflect the Company's cash expenditures, future requirements for capital expenditures, contractual commitments, or cash requirements for working capital needs. Although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced in the future, and Net Loss Excluding Non-Cash Charges does not reflect any cash requirements for such replacements. Given these limitations, the Company relies primarily on its U.S. GAAP results and uses the Net Loss Excluding Non-Cash Charges measure only as a supplemental measure of its financial performance and cash utilization.

GAAP to Non-GAAP Reconciliation

Net Loss Excluding Non-Cash Charges Reconciliation
	Nine Months Ended
(in millions)	September 30, 2014	September 30, 2013
Net loss	$ (43.8)	$ (26.8)
Equity-based compensation	8.9	5.4
Depreciation and amortization	1.6	1.2
Changes in fair value of derivative liability	(0.0)	0.0
Changes in acquisition-related contingent consideration	1.1	-
Bad debt recovery	(0.0)	(0.2)
Deferred income taxes	0.1	0.5
Accretion on marketable securities	0.0	0
Net Loss Excluding Non-Cash Charges	$ (32.1)	$ (19.9)

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy, the Company's ability to develop and grow its business, the successful development of cellular therapies with respect to the Company's research and development and clinical evaluation efforts in connection with the Company's Targeted Immunotherapy Program, Ischemic Repair Program, Immune Modulation Program and other cell therapies, the future of the regenerative medicine industry and the role of stem cells and cellular therapy in that industry, the performance and planned expansion of the Company's contract development and manufacturing business. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in the Company's Annual Report on Form 10-K filed with the Securities and

Exchange Commission ("SEC") on March 13, 2014, the Company's Current Report on Form 8-K filed with the SEC on May 8, 2014 and in the Company's other periodic filings with the SEC. The Company's further development is highly dependent on future medical and research developments and market acceptance, which is outside its control.
CONTACT: Investor Contact:
LifeSci Advisors, LLC
Michael Rice
Founding Partner
Phone: +1-646-597-6979
Email: mrice@lifesciadvisors.com

Media Contact:
NeoStem, Inc.
Eric Powers
Manager of Communications and Marketing
Phone: +1-212-584-4173
Email: epowers@neostem.com